TANDYCRAFTS, INC.
                 REPORTS 19% INCREASE IN FIRST QUARTER EARNINGS


Fort Worth, Texas. October 22, 1997 -- TANDYCRAFTS, INC. (NYSE: TAC) announced today improved results for its fiscal first quarter ended September 30, 1997. Net income for the quarter increased 19% to $949,000, or $0.08 per share compared to net income of $797,000, or $0.07 per share for the same quarter last year.

Excluding divested operations, net sales increased $3,581,000, or 7%, over the prior fiscal year with both retail sales and manufacturing sales increasing 7%. Same-store sales at Sav-On Office Supplies and Joshua's Christian Stores increased 8.3% and 18.5%, respectively. The Picture Frame and Framed Art division, recently consolidated under the name Pinnacle Art & Frame, achieved a sales increase of 17.8%. Same-store sales at Tandy Leather declined 4.7%, and the TWI division experienced a sales decrease of 10.6%.

In commenting on the first quarter, Michael J. Walsh, Chief Executive, stated, "Fiscal 1997 was a transition year during which steps were taken to position each operation on a profitable foundation to support future growth. We are now beginning to see the benefits of those decisions which we believe will allow us to build a brighter future for the Company and its shareholders. Not only do we continue to be encouraged by the significant progress shown at Joshua's Christian Stores, but we are also encouraged with the strong performance at Pinnacle Art & Frame, which is benefiting from the recent consolidation within that division. We are also encouraged by the recent performance at Tandy Leather Company. While Tandy Leather incurred a same-store sales decrease in the first quarter, September showed a same-store sales increase, the first in three years. Operating results also showed significant improvement when compared to the same quarter last year".

Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties including, but not limited to, customer demand and trends, related inventory risks due to shifts in customer demand, risks associated with new business opportunities, competition, dependence on key personnel, the performance of each operating unit, relationships with key customers, commodity price fluctuations, new product introductions, interest rate fluctuations, recessionary factors, seasonality and other risks disclosed in the Company's latest annual report on Form 10-K filed with the Securities and Exchange Commission.

Tandycrafts, Inc. is a specialty retailer and manufacturer. Included in its Specialty Retail segment are Tandy Leather Company, Joshua's Christian Stores, and Sav-On Office Supplies. The Specialty Manufacturing segment is comprised of two manufacturing divisions: Pinnacle Art & Frame and Tandy Wholesale International ("TWI").

                                                   Three Months Ended
                                              -----------------------------
                                              September 30,   September 30,
                                                  1997            1996
                                              -------------   -------------
Net sales                                     $      55,359   $      57,770
                                              -------------   -------------

Operating costs and expenses:
    Cost of goods sold                               35,834          35,688
    Selling, general and administrative              15,932          18,662
    Depreciation and amortization                     1,270           1,372
                                              -------------   -------------
     Total operating costs and expenses              53,036          55,722
                                              -------------   -------------

Operating income                                      2,323           2,048
Interest expense, net                                   862             822
                                              -------------   -------------

Income before income taxes                            1,461           1,226
Provision for income taxes                              512             429
                                              -------------   -------------

     Net income                               $         949   $         797
                                              =============   =============

Net income per share                                  $0.08           $0.07
                                                      =====           =====

Weighted average common and
    common equivalent shares                         12,636          12,198
                                                     ======          ======


                                                             Joshua's    Sav-On
                                           Tandy Leather    Christian    Office
                                              Retail       Bookstores   Supplies
                                           -------------   ----------   --------

Number of stores                                163             62           40
Net sales                                     8,978          6,924       10,599
Operating income / (loss)                      (156)          (180)         603
Same store sales gains / (losses)              (4.7)%         18.5%         8.3%


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